Exhibit 99.1

Immunocore reports third quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $103.7 million in 3Q 2025, growing by 29% year-over-year

Phase 3 TEBE-AM trial on track to complete enrollment in 1H 2026

160 mcg selected as the go-forward dose for brenetafusp in Phase 3 PRISM-MEL-301 trial, following Independent Data Monitoring Committee review

Cash, cash equivalents and marketable securities of $892 million as of September 30, 2025

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US, November 6, 2025) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the third quarter ended September 30, 2025, and provided a business update.

“Our commercial momentum continues with over $100 million in sales this quarter and enables sustained investment in innovation. We are executing to plan – advancing three Phase 3 melanoma trials and multiple mid‑stage programs – to deliver transformative outcomes for patients and sustained value for shareholders,” said Bahija Jallal, Chief Executive Officer of Immunocore.

Third Quarter 2025 Highlights (including post-period)

KIMMTRAK
The Company’s lead product, KIMMTRAK® (tebentafusp), is approved in 39 countries and has been launched in 28 countries globally to date for HLA-A*02:01 positive people with unresectable or metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched.

The Company sees three key growth areas as it plans to expand patient reach for KIMMTRAK, including continued global expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma (CM), and the potential expansion into adjuvant uveal melanoma.

Metastatic uveal melanoma
•
KIMMTRAK net product sales were $103.7 million and $295.5 million for the three and nine months ended September 30, 2025, respectively, representing increases of 29% and 31% respectively, as compared to the same periods in 2024.

•	18% year-over-year quarterly sales growth in the United States with mean duration of treatment increasing to 14 months.
•	58% year-over-year quarterly sales growth in Europe and in international regions combined, driven by increased demand and launches in additional markets.

2L+ advanced cutaneous melanoma
•	The Company is currently enrolling patients in the TEBE-AM registrational Phase 3 trial and expects to complete enrollment in the first half of 2026.
•
The Phase 3 trial is enrolling three arms: tebentafusp monotherapy, tebentafusp in combination with pembrolizumab, and a control (investigator's choice of therapy including clinical trials, chemotherapy, or retreatment with anti-PD1 or BRAF therapy). The primary endpoint of the randomized Phase 3 trial is Overall Survival (OS).

•
There is great unmet need in second- and later-line cutaneous melanoma, with no therapy having shown, to date, an OS improvement post checkpoint inhibitors in a randomized clinical trial. The Company estimates that there is a potential to address up to 4,000 previously treated advanced CM patients.

Adjuvant uveal (or ocular) melanoma
•	The European Organisation for Research and Treatment of Cancer (EORTC) continues to expand the site footprint of the Phase 3 Adjuvant Trial in Ocular Melanoma (ATOM).
•	The Company estimates that the HLA-A*02:01 positive, high-risk adjuvant uveal melanoma patient population could be up to 1,200 patients in the US and Europe.

PRAME portfolio
Brenetafusp is the Company’s lead PRAME-A02 ImmTAC bispecific candidate. Brenetafusp is being evaluated in combination with nivolumab in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line, advanced cutaneous melanoma, and in a Phase 1/2 clinical trial as monotherapy and in combination across multiple tumor types, including ovarian cancer and non-small cell lung cancer (NSCLC).

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma
•
The Independent Data Monitoring Committee (IDMC) has recommended the dose of 160 mcg as the go-forward dose in PRISM-MEL-301, the Company’s registrational Phase 3 trial in first-line, advanced cutaneous melanoma.

•
The IDMC made the decision following a pre-planned review of safety for all three arms and of efficacy for the two brenetafusp regimens (40 mcg and 160 mcg) in the first 90 patients randomized in the Phase 3 trial. (In 1Q 2025, the IDMC reviewed the safety of the first 30 patients randomized and recommended to continue the study with no changes.)

•	Patients treated with the dose of 160 mcg will be included in the intent-to-treat analysis for the primary endpoint.

•	Patients who are receiving 40 mcg have the option to dose-escalate to 160 mcg but will not be included in the intent-to-treat analysis for the primary endpoint.
•
The Company will now continue with a 1:1 randomization of HLA-A*02:01 positive patients with first-line, advanced or metastatic cutaneous melanoma to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab.

•
Despite approved therapies, there remains a need for improved progression-free survival and OS, and there is the potential to address an estimated 10,000 HLA-A*02:01 positive patients in the US and Europe.

Phase 1/2 clinical trial of brenetafusp in multiple solid tumors
•
The Company continues to evaluate brenetafusp in a Phase 1/2 trial in combination with non-platinum chemotherapies in platinum-resistant ovarian cancer (PROC) and with bevacizumab or with platinum chemotherapy in earlier lines of platinum-sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection in metastatic non-small cell lung cancer (NSCLC) cohorts, including brenetafusp in combination with docetaxel and with osimertinib in earlier-line NSCLC.

IMC-P115C (PRAME-A02 Half-Life Extended) & IMC-T119C (PRAME-A24)
•	The Company is enrolling patients in the Phase 1 dose escalation trial evaluating IMC-P115C in patients with multiple solid tumors.

IMC-R117C (PIWIL1) for colorectal and other gastrointestinal cancers
•
The Company is enrolling patients in the Phase 1/2 dose escalation trial evaluating IMC-R117C in HLA-A*02:01 positive patients with advanced solid tumors, including colorectal cancer, as a single agent and in combination with standards of care.

ImmTAV candidates for a functional cure in infectious diseases
The Company’s bispecific TCR technology platform has the potential to offer a new approach for the treatment of certain chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication – known as a ‘functional cure’. Two investigational candidates are in Phase 1 or Phase 1/2 trials for people living with human immunodeficiency virus (HIV) and people with chronic hepatitis B infection (HBV).

Phase 1/2 trial of IMC-M113V (Gag-A02) for people living with HIV
•	Patient enrollment continues at higher doses in the multiple ascending dose part of the Phase 1/2 clinical trial to identify a safe and tolerable dose.

Phase 1 trial of IMC-I109V (Envelope-A02) for people living with HBV or HBV-positive hepatocellular carcinoma
•	The Company will present the following poster at the 2025 American Association for the Study of Liver Diseases’ Meeting on November 7, 2025:
•
Title: IMC-I109V, a soluble T cell receptor (TCR) bispecific targeting HBsAg (ENVxCD3), is tolerable and active against hepatitis B in a first-in-human (FIH) single ascending dose (SAD) study (Poster 1185)

•	Presenting author: Man-Fung Yuen, MD, PhD, DSc
•	Session: Poster Session Hepatitis B ("1118-1367")
•	Date and time: Friday November 7, 2025; 8:00 a.m.-5 p.m. ET

Tissue-specific down modulation of the immune system for autoimmune diseases
The key differentiator of the ImmTAAI platform is tissue-specific, down modulation of the immune system, as the candidates suppress pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

IMC-S118AI (PPI-A02) for type 1 diabetes
•	The Company is on track to file a clinical trial application (CTA) or investigational new drug application (IND) for IMC-S118AI (PPI x PD1) in the second half of 2025.

IMC-U120AI (CD1a) for atopic dermatitis as the initial indication - first universal program
•	The Company plans to file a CTA/IND for IMC-U120AI (CD1a x PD1) in 2026.

Financial Results
For the third quarter ended September 30, 2025, the Company generated net product sales of $103.7 million compared to $80.2 million for the same period in 2024. Sales of KIMMTRAK were $67.3 million in the United States, $33.5 million in Europe, and $2.9 million in the international regions. The increase in net product sales was due to increased volumes in the United States and Europe as well as global country expansion.

For the quarter ended September 30, 2025, research and development (R&D) expenses were $70.6 million compared to $52.8 million for the same period in 2024. The increase was due to preclinical expenses related to the advancement of the Company’s autoimmune programs, including clinical material manufacturing for anticipated Phase 1 initiations, and clinical expenses related to the progression of the Company’s Phase 3 trials, primarily TEBE-AM and PRISM-MEL-301.

For the quarter ended September 30, 2025, SG&A expenses were $39.8 million compared to $35.5 million for the same period in 2024. The increase was primarily due to costs related to business support functions to support the Company’s growing pipeline and global commercial expansion.

Net (loss) for the quarter ended September 30, 2025, was ($0.2) million, as compared to a net profit of $8.7 million for the same period in 2024. Basic and diluted net loss per share was ($0.00) for the quarter ended September 30, 2025, as compared to a basic and diluted net income per share of $0.17 for the same period in 2024.

Cash, cash equivalents and marketable securities were $892.4 million as of September 30, 2025, as compared to $820.4 million as of December 31, 2024. The Company expects to pay approximately $65 million in sales-related rebate accruals in the fourth quarter of 2025.

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About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV molecules and infectious diseases

ImmTAV (Immune mobilising monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAI molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune conditions, including Type 1 Diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated, advanced or metastatic cutaneous melanoma to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab. The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types.

About TEBE-AM - Phase 2/3 trial with tebentafusp (gp100xCD3) in second-line or later cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms including tebentafusp, as monotherapy or in combination with an anti-PD1, and a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-sponsored Phase 3 clinical trial will include sites in 10 EU countries and the United States and is randomizing HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity
KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect
Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including numerous active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s ability to advance its clinical pipeline and deliver transformative outcomes for patients and sustained value for shareholders; the key growth areas for KIMMTRAK, including continued global expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma, and potential expansion into adjuvant uveal melanoma; the commercial momentum and performance of KIMMTRAK and continued global country expansion; the potential benefits and advantages that KIMMTRAK will provide for patients; the potential of the Company’s bispecific TCR technology platform to offer a new approach for the treatment of certain chronic infections; the safety and efficacy profile of brenetafusp based on interim trial results; expectations regarding the estimated size of the patient populations for the Company’s product candidates; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials, those of the Company’s collaboration partners or the combined clinical trials with the Company’s collaboration partners; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of clinical trial applications; the potential regulatory approval; and the Company’s expectations regarding the payment of sales-related rebate accruals in the fourth quarter of 2025. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 26, 2025, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore

Sébastien Desprez, VP Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow Immunocore on LinkedIn: @Immunocore

Investor Relations

Clayton Robertson / Morgan Warenius
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Comparison of the Quarters and Year to Date Ended September 30, 2025 and 2024
(In thousands, except share and per share data)
(Unaudited)
	Quarter Ended		Year to Date
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue from sale of therapies, net	$103,693	$80,248	$295,538	$225,937
Collaboration revenue	—	—	—	213
Total revenue	103,693	80,248	295,538	226,150
Cost of revenue from sale of therapies	(513)	(448)	(2,384)	(2,401)
Research and development expense	(70,572)	(52,770)	(196,048)	(161,301)
Selling, general, & administrative expense	(39,779)	(35,532)	(122,768)	(113,457)
Loss from operations	(7,171)	(8,502)	(25,662)	(51,009)
Interest income	4,123	5,960	12,570	20,445
Interest expense	(3,043)	(4,290)	(9,113)	(11,806)
Foreign currency gain	1,333	3,963	3,675	1,049
Other income, net	5,062	8,962	15,224	13,205
Net income (loss) before income taxes	304	6,093	(3,306)	(28,116)
Income tax (expense) benefit	(481)	2,643	(2,148)	800
Net (loss) income	$(177)	$8,736	$(5,454)	$(27,316)

Basic net (loss) income per share	$(0.00)	$0.17	$(0.11)	$(0.55)
Basic weighted-average number of shares outstanding	50,403,717	50,021,939	50,262,697	49,971,267

Diluted net (loss) income per share	$(0.00)	$0.17	$(0.11)	$(0.55)
Diluted weighted-average number of shares outstanding	50,403,717	52,808,434	50,262,697	49,971,267

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
As of
(In thousands)
(Unaudited)
	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$498,413	$455,731
Marketable securities	393,940	364,645
Accounts receivable, net	75,880	63,009
Prepaid expenses and other current assets	48,960	41,033
Inventory, net	5,655	5,446
Total current assets	1,022,848	929,864
Property and equipment, net	9,433	10,092
Operating lease right of use assets, net	39,397	37,643
Deferred tax assets, net	14,333	14,790
Other non-current assets	16,489	17,117
Total assets	$1,102,500	$1,009,506

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$22,956	$25,100
Accrued expenses and other current liabilities	144,937	185,534
Deferred revenue, current	582	—
Operating lease liabilities, current	1,878	1,547
Total current liabilities	170,353	212,181
Accrued expenses, non-current	96,604	—
Deferred revenue, non-current	4,995	5,434
Operating lease liabilities, non-current	41,397	40,162
Interest-bearing loans and borrowings	392,587	391,013
Total liabilities	$705,936	$648,790

Shareholders' equity
Ordinary shares	135	135
Deferred shares	1	1
Additional paid-in capital	1,227,649	1,190,104
Accumulated deficit	(801,215)	(795,761)
Accumulated other comprehensive loss	(30,006)	(33,763)
Total shareholders' equity	396,564	360,716
Total liabilities and shareholders' equity	$1,102,500	$1,009,506

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30,
(In thousands)
(Unaudited)
	2025	2024

Cash and cash equivalents at beginning of period	$455,731	$442,626
Net cash provided by operating activities	21,943	40,012
Net cash used in investing activities	(15,460)	(351,589)
Net cash provided by financing activities	8,087	395,392
Net foreign exchange difference on cash held	28,112	11,326
Cash and cash equivalents at end of period (September 30)	$498,413	$537,767